                                                                    Exhibit 4.4

                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE (the "Supplement"), dated as of June 30, 1995, is entered into by and among Energy Ventures, Inc., a Delaware corporation (the "Company"), Prideco, Inc., a Texas corporation and a wholly owned subsidiary of the Company (the "New Guarantor"), and Chemical Bank, a New York corporation, as Trustee (the "Trustee").

                 RECITALS OF THE COMPANY AND THE NEW GUARANTOR

         WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have executed and delivered an Indenture, dated as of March 15, 1994, among the Company, the Subsidiary Guarantors and the Trustee (the "Indenture") providing for the issuance by the Company of $120,000,000 aggregate principal amount of the Company's 10 1/4% Senior Notes due 2004 (the "Securities") and pursuant to which the Subsidiary Guarantors have agreed, jointly and severally, to unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company ("Indenture Obligations");

         WHEREAS, the New Guarantor has become a Material Restricted Subsidiary and pursuant to Sections 12.3(b) and (d) is obligated to enter into the Supplement thereby guaranteeing the punctual payment of all Indenture Obligations as provided in Article XII of the Indenture;

         WHEREAS, pursuant to Section 8.1(f) of the Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;

         WHEREAS, the execution and delivery of this Supplement have been duly authorized by a Board Resolution of the respective Board of Directors of the Company and the New Guarantor; and

         WHEREAS, all conditions and requirements necessary to make the Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled;

         NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:

                                  ARTICLE ONE
                               THE NEW GUARANTEE

         Section 101. For value received, the New Guarantor, in accordance with Article Twelve of the Indenture, hereby unconditionally guarantees (the "New Guarantee"), jointly and severally among itself and the Subsidiary Guarantors, to the Trustee and the Holders, the due and punctual payment of the principal of, premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company, whether at maturity, by acceleration, redemption, repurchase or otherwise as more specifically set forth in Section 12.1 of the Indenture, including, without limitation, interest on the overdue principal of, premium, if any, and interest on the Securities, to the extent lawful, all in accordance with the terms of Article XII of the Indenture and subject to the limitations set forth in Section 12.5 of the Indenture. The agreements made and obligations assumed hereunder by the New Guarantor shall constitute, and shall be deemed to constitute, a Guarantee under the Indenture and for all purposes of the Indenture, and New Guarantor shall be considered a Subsidiary Guarantor for all purposes of the Indenture as if it was originally named therein as a Subsidiary Guarantor.

         Section 102. The New Guarantee shall be automatically and unconditionally released and discharged upon the occurrence of the events set forth in Sections 3.1 and 12.4 of the Indenture.

                                  ARTICLE TWO
                                 MISCELLANEOUS

         Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the Securities are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

         Section 202. This Supplement shall be effective as of the execution and delivery hereof.

         Section 203. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for the correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

         Section 204. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

         Section 205. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                        ENERGY VENTURES, INC.
[Corporate Seal]

                                        By:  /s/  JAMES G. KILEY
                                           -----------------------------
                                                  James G. Kiley
Attest:                                           Vice President


    /s/ FRANCES R. POWELL
----------------------------
        Frances R. Powell
       Assistant Secretary

                                        PRIDECO, INC.
[Corporate Seal]

                                        By:   /s/ JAMES G. KILEY
                                           ---------------------------
                                                  James G. Kiley
Attest:                                           Vice President


    /s/ FRANCES R. POWELL
-----------------------------
        Frances R. Powell
       Assistant Secretary


                                        CHEMICAL BANK
[Corporate Seal]

                                        By:   /s/ W. B. DODGE
                                           ----------------------
                                                  W. B. Dodge
                                                  Vice President
Attest:



    /s/ Glenn G. McKeever
----------------------------------
        Assistant Secretary





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